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                                                                      Exhibit 99


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549




                                    FORM 11-K



                              For Annual Reports of
               Employee Stock Purchase, Savings and Similar Plans
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


                   For the fiscal year ended October 31, 2001* and for the period November 1, 2000, through October 1, 2001**


                          Commission file number 1-6196


A. Full title of the plans and address of the plans, if different from that of the issuer named below:

           *Piedmont Natural Gas Company Employee Stock Purchase Plan **Piedmont Natural Gas Company Employee Stock Ownership Plan


B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:


                       Piedmont Natural Gas Company, Inc.
                                1915 Rexford Road
                         Charlotte, North Carolina 28211






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            Piedmont Natural Gas Company Employee Stock Purchase Plan

         The Employee Stock Purchase Plan (ESPP) has been in effect since 1985. The purposes of the ESPP are to encourage employees to purchase Piedmont common stock, thereby promoting increased interest in the Company, and to encourage employees to remain employed. Participants elect to have a portion of their pay withheld each pay period for quarterly purchases at 90% of the average market price for the month during which the purchase takes place.

         There are no financial statements for the ESPP. Amounts withheld from participants are recorded as a general liability on Piedmont's books until the purchase dates, which are January 31, April 30, July 31 and October 31. At the purchase date, the liability is reduced to zero and shares are issued to participants' accounts in Piedmont's Dividend Reinvestment and Stock Purchase Plan. Quarterly statements are furnished to participants showing the number of shares purchased, the purchase price and the balance in the account.

         At October 31, 2001, 461 employees were participating in the ESPP.





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           Piedmont Natural Gas Company Employee Stock Ownership Plan

                 Statements of Net Assets Available for Benefits
                      October 1, 2001 and October 31, 2000


                                                        2001            2000
                                                        ----            ----
Assets (Note 1):
Investment in common stock of Piedmont Natural
  Gas Company, Inc., at fair value -
  200,496 shares (cost $2,821,737)
  in 2000                                           $      --        $6,115,128
Short-term investment fund, at cost which
  approximates fair value                                  --               528
Other                                                      --                67
                                                    -----------      ----------

Net assets available for benefits                   $      --        $6,115,723
                                                    ===========      ==========









See notes to financial statements.



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           Piedmont Natural Gas Company Employee Stock Ownership Plan

           Statements of Changes in Net Assets Available for Benefits For the Period November 1, 2000 through October 1, 2001 and the Years Ended October 31, 2000 and 1999


                                             2001         2000          1999
                                             ----         ----          ----

Dividend and interest income            $   299,994   $   297,312   $   287,859
Gain (loss) on sale of assets (Note 3)      (16,441)       44,672       (55,838)
Net depreciation in fair value of
  investment in common stock of
  Piedmont Natural Gas Company, Inc.        (26,678)     (372,607)     (528,700)
Withdrawals by participants                (435,553)     (591,777)     (517,537)
Transfers to other plans (Note 1)        (5,937,045)         --            --
                                        -----------   -----------   -----------

Net decrease                             (6,115,723)     (622,400)     (814,216)
Net assets available for benefits:
  Beginning of period                     6,115,723     6,738,123     7,552,339
                                        -----------   -----------   -----------

  End of Period                         $      --     $ 6,115,723   $ 6,738,123
                                        ===========   ===========   ===========












See notes to financial statements.



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           Piedmont Natural Gas Company Employee Stock Ownership Plan

                          Notes to Financial Statements

1.       Description of the Plan

         The Piedmont Natural Gas Company Employee Stock Ownership Plan (the
         Plan) was established to enable employees to acquire Piedmont common stock. Through 1986, Piedmont contributed to the Plan amounts equal to a tax credit based on aggregate compensation paid or accrued to all employees under the Plan. The Tax Reform Act of 1986 eliminated the tax credit allowance and no contributions have been made since 1987.

         Piedmont maintains salary investment plans that are profit-sharing plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (the Tax Code), and include qualified cash or deferred arrangements under Tax Code Section 401(k). Effective October 1, 2001, the Plan was merged into the Piedmont Natural Gas Company, Inc. Payroll Investment Plan (Payroll Plan) and the Piedmont Natural Gas Company, Inc. Salary Investment Plan (Salary Plan). Assets of $730,897 from the bargaining unit component of the Plan were transferred to the Payroll Plan and assets of $5,206,148 from the non-bargaining unit component of the Plan were transferred to the Salary Plan in October. Participants may remain invested in Piedmont common stock or may sell the stock at any time and reinvest the proceeds in another investment option of the 401(k) plans.

         Effective with the merger and transfer of assets, the Plan no longer exists. All descriptions and disclosures in the notes to financial statements relate to activity prior to October 1, 2001.

         The Plan was administered by the Administration Committee approved by Piedmont's Board of Directors. Piedmont paid the administrative expenses of the Plan. The Trust Client Services department of Wachovia Bank, N.A., served as trustee and custodian. The Plan was subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Prior to 1988, a participant in the Plan was defined as an active eligible employee with a balance in his or her Plan account. An employee was eligible to participate following the later of the date of completion of at least 1,000 hours of service during a period of 12 consecutive months or attainment of age 21. However, employees who reached eligibility after contributions stopped were not considered participants and no previous contributions were credited to them.


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         Separate accounts were maintained for each participant to reflect the allocation of contributions and subsequent dividend and investment income. Any income credited to participants was reinvested in Piedmont common stock. The Plan provided for immediate vesting.

         Distributions to participants were made either at early retirement (age 55 and 10 years of service), at normal retirement (age 65), at actual retirement for a participant who remained employed after attaining normal retirement age, at permanent disability or at death of the participant. The Administration Committee's practice was to make a distribution following a participant's termination of employment for any reason.

         A participant who reached age 55 and completed ten years of participation had the right to diversify a portion of his or her account balance each year during the qualified election period.

2.       Basis of Accounting

         The financial statements are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

         Estimates and assumptions are made when preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates.

         The investment in Piedmont common stock was valued at fair value as determined by quoted market prices on the New York Stock Exchange at year end. Dividend income was accrued on the ex-dividend date. Purchases and sales of securities were recorded on a trade-date basis. Realized gains and losses from security transactions were reported on the average cost method.


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3.       Gain (Loss) on Sale of Assets

         The gain (loss) on sale of assets for the period November 1, 2000, through October 1, 2001, and the years ended October 31, 2000 and 1999, was computed as follows:

                                 2001           2000           1999
                                 ----           ----           ----

         Gross proceeds       $ 302,367       $452,554      $ 386,600
         Historical cost        318,808        407,882        442,438
                              ---------       --------      ---------
         Gain (loss)          $ (16,441)      $ 44,672      $ (55,838)
                              =========       ========      =========

4.       Tax Status

         The Internal Revenue Service informed us that the Plan was qualified under Sections 401 and 409 of the Tax Code and the trust established under the Plan was exempt from income taxes under Section 501(a) of the Tax Code. Piedmont amended the Plan since receiving the determination letter; however, Piedmont believes the amended Plan was designed and operated in compliance with the Tax Code.

         Distributions to recipients were taxed as ordinary income, with the taxable amount that applied to Piedmont common stock being the lesser of cost or fair market value on the distribution date. Any increase in the value of Piedmont common stock during the period that the stock was held by the trust was not taxed. After distribution, the sale of Piedmont common stock was subject to capital gain or loss treatment.


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Independent Auditors' Report
----------------------------

To the Trustees and Participants of
  Piedmont Natural Gas Company
  Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of Piedmont Natural Gas Company Employee Stock Ownership Plan (the Plan) as of October 1, 2001 and October 31, 2000, and the related statements of changes in net assets available for benefits for the period November 1, 2000 through October 1, 2001 and for the years ended October 31, 2000 and 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, effective October 1, 2001 the Plan was merged into other plans sponsored by Piedmont Natural Gas Company.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of October 1, 2001 and October 31, 2000, and the changes in net assets available for benefits for the period November 1, 2000 through October 1, 2001 and for the years ended October 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 4, 2002


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